BCB Bancorp, Inc., Announces Quarterly Earnings and Cash Dividend

BAYONNE, N.J., October 21, 2016 -- BCB Bancorp, Inc., Bayonne, NJ (Nasdaq:BCBP) announced net income of $1.9 million for the three months ended September 30, 2016, as compared with $2.3 million for the three months ended September 30, 2015. Basic and diluted earnings per share were $0.15 for the three months ended September 30, 2016, compared with $0.24 for the three months ended September 30, 2015. The decrease in net income was primarily related to an increase in non-interest expense, and a decrease in non-interest income, partly offset by decreases in the provision for loan losses and income tax provision.

Net income was $5.5 million for the nine months ended September 30, 2016, compared with $6.0 million for the nine months ended September 30, 2015. Basic and diluted earnings per share were $0.43 for the nine months ended September 30, 2016, compared with $0.64 and $0.63, respectively, for the nine months ended September 30, 2015.

Total assets increased by $60.5 million, or 3.7 percent, to $1.679 billion at September 30, 2016 from $1.618 billion at December 31, 2015. The increase in total assets is attributable to an increase in securities available for sale of $43.3 million, and an increase in loans receivable, net of $11.1 million, funded by increased deposits. Management is concentrating on maintaining adequate liquidity in anticipation of funding loans in the loan pipeline as well as seeking opportunities to purchase securities in the secondary market that provide competitive returns in a risk-mitigated environment. It is our intention to grow our assets at a measured pace consistent with our capital levels and as business opportunities permit. Organic growth should occur consistent with our strategic plan under which we anticipate opening additional branch offices throughout 2016.

Thomas Coughlin, President and Chief Executive Officer, commented, “Our strategy to expand in new market areas continued with the opening of five new branches so far this year. We are excited about this organic expansion and recognize the related increase in employee and infrastructure costs to support our goals and bring De novo branches to profitability quickly. We have recently launched a bank-wide cost savings initiative as we endeavor to improve our overall efficiency ratio consistent with top performing banks.  Once fully implemented, the manner in which we operate will be elevated and the delivery channels with respect to our products and services will be enhanced across our geographic locations.

In addition, our overall loan growth is expected to remain strong given the robust pipeline, our competitive rates and the level of service that ultimately differentiates BCB.”

Mr. Coughlin continued, “The Board of Directors unanimously declared a quarterly cash dividend of $.14/common share payable on November 15, 2016, with a record date of November 1, 2016. The continuation of our quarterly cash dividend reflects the prospective confidence our Board has in our ability to deliver value and a competitive return to our shareholders while maintaining our standing as a well-capitalized financial institution based upon all quantitative measurements as defined by our regulatory agencies.”

Operations for the three months ended September 30, 2016, compared with the three months ended September 30, 2015

Net income was $1.9 million for the three months ended September 30, 2016, compared with $2.3 million for the three months ended September 30, 2015. The decrease in net income was primarily related to increases in interest expense and non-interest expense, and a decrease in non-interest income, partly offset by an increase in interest income and decreases in the provision for loan losses and income tax provision.

Net interest income increased by $54,000, or 0.4 percent, to $13.6 million for the three months ended September 30, 2016 from $13.5 million for the three months ended September 30, 2015. The increase in net interest income resulted primarily from an increase in the average balance of interest-bearing assets of $201.6 million, or 13.6 percent, to $1.688 billion for the three months ended September 30, 2016 from $1.486 billion for the three months ended September 30, 2015, partly offset by a decrease in the average yield on interest-earning assets of 43 basis points, or 9.3 percent to 4.20 percent for the three months ended September 30, 2016 from 4.63 percent for the three months ended September 30, 2015, and increases in the average balance and cost of interest-bearing liabilities.

Interest income on loans receivable increased by $158,000, or 0.9 percent, to $17.2 million for the three months ended September 30, 2016 from $17.0 million for the three months ended September 30, 2015. The increase was primarily attributable to an increase in the average balance of loans receivable of $34.6 million, or 2.5 percent, to $1.443 billion for the three months ended September 30, 2016 from $1.409 billion for the three months ended September 30, 2015, partly offset by a decrease in the average yield on loans receivable to 4.77 percent for the three months ended September 30, 2016 from 4.84 percent for the three months ended September 30, 2015. The increase in the average balance of loans receivable was in accordance with the Company’s growth strategy, which included the hiring of additional loan production and business development personnel and the opening of five additional branches over the last 18 months. The decrease in average yield on loans reflected the competitive price environment prevalent in the Company’s primary market area on loan facilities, as well as the repricing downward of certain variable rate loans.

Total interest expense increased by $461,000, or 12.6 percent, to $4.1 million for the three months ended September 30, 2016 from $3.7 million for the three months ended September 30, 2015. The increase resulted primarily from an increase in the average balance of interest-bearing liabilities of $168.3 million, or 13.4 percent, to $1.428 billion for the three months ended September 30, 2016 from $1.260 billion for the three months ended September 30, 2015, while the average cost of interest-bearing liabilities decreased by 1 basis point to 1.16 percent for the three months ended September 30, 2016 from 1.17 percent for the three months ended September 30, 2015. The average balance of deposits increased $187.9 million, or 17.8 percent, to $1.244 billion for the three months ended September 30, 2016 from $1.056 billion for the three months ended September 30, 2015, and the average balance of borrowings decreased $19.6 million, or 9.6 percent, to $184.5 million for the three months ended September 30, 2016 from $204.1 million and for the three months ended September 30, 2015. The increase in the average balance of interest-bearing liabilities was primarily due to the Bank’s 15-month CD promotion initiated in the second quarter of 2015. The decrease in Federal Home Loan Bank advance borrowings resulted from the scheduled repayments. The increase in the average rate on interest-bearing liabilities was due to competitive forces in attracting new deposits and a change in the mix of funding sources and terms, including interest expense associated with the Bank’s 15-month CD promotion, to support aggressive loan growth, partly offset by a decrease in the average rate of Federal Home Loan Bank advance borrowings, resulting from scheduled repayments of significantly higher cost funds.

Net interest margin was 3.22 percent for the three-month period ended September 30, 2016 and 3.65 percent for the three-month period ended September 30, 2015. The decline in net interest margin was the result of competitive pressures in attracting new loans and deposits, as evidenced by a decline in the average yield on loans and an increase in the average cost of deposits.

The provision for loan losses decreased by $371,000, to ($301,000) for the three months ended September 30, 2016 from $70,000 for the three months ended September 30, 2015. The negative provision for loan losses in the current period reflects the excess specific provisions previously accrued on certain loans that were settled in the current period.

Total non-interest income decreased by $434,000, or 22.1 percent, to $1.5 million for the three months ended September 30, 2016 from $1.9 million for the three months ended September 30, 2015. Gain on sales of loans decreased by $635,000 to $718,000 for the three months ended September 30, 2016 compared to $1.4 million for the three months ended September 30, 2015. A loss on a bulk sale of impaired loans held in portfolio of $88,000 was incurred during the three months ended September 30, 2016, with no comparable sale for the three months ended September 30, 2015. The decrease in total non-interest income was partly offset by increases in fees and service charges of $291,000 to $873,000 for the three months ended September 30, 2016 from $582,000 for the three months ended September 30, 2015.

Total non-interest expense increased by $651,000, or 5.6 percent, to $12.3 million for the three months ended September 30, 2016 from $11.7 million for the three months ended September 30, 2015. Salaries and employee benefits expense increased by $806,000, or 13.6 percent, to $6.7 million for the three months ended September 30, 2016 from $5.9 million for the three months ended September 30, 2015. This increase in both salaries and employee benefits was mainly attributable to an increase of 56 full-time equivalent employees, or 17.0 percent, to 386 at September 30, 2016 from 330 at September 30, 2015, which relates to the addition of business development and loan administration employees and the opening of five new branch offices in the last 18 months. Occupancy and equipment expense increased by $243,000, or 12.5 percent, to $2.2 million for the three months ended September 30, 2016 from $1.9 million for the three months ended September 30, 2015. The increase in occupancy and equipment expense also related primarily to the opening of the new branch offices. Regulatory assessments increased by $101,000, or 30.8 percent, to $429,000 for the three months ended September 30, 2016 from $328,000 for the three months ended September 30, 2015, primarily related to asset growth. Advertising expense increased by $123,000, or 34.3 percent, to $482,000 for the three months ended September 30, 2016 from $359,000 for the three months ended September 30, 2015, resulting from continued expansion into new market areas. The above increases in non-interest expense were partly offset by a decrease in data processing expense of $655,000, or 64.7 percent, to $358,000 for the three months ended September 30, 2016 as compared to $1.0 million for the three months ended September 30, 2015. The decrease in data processing expense primarily related to efficiencies achieved with the conversion to a new core system.

Income tax provision decreased by $292,000, or 20.0 percent, to $1.2 million for the three months ended September 30, 2016 from $1.5 million for the three months ended September 30, 2015. The increase in income tax provision was a result of lower taxable income during the three-month period ended September 30, 2016 as compared with the three months ended September 30, 2015. The consolidated effective tax rate for the three months ended September 30, 2016 was 38.0 percent compared to 39.1 percent for the three months ended September 30, 2015.

Operations for the nine months ended September 30, 2016 compared with the nine months ended September 30, 2015

Net income was $5.5 million for the nine months ended September 30, 2016, compared with $6.0 million for the nine months ended September 30, 2015. The decrease in net income was primarily related to an increase in non-interest expense, and a decrease in non-interest income, partly offset by an increase in net interest income and decreases in the provision for loan losses and income tax provision.

Net interest income increased by $828,000, or 2.1 percent, to $40.7 million for the nine months ended September 30, 2016 from $39.8 million for the nine months ended September 30, 2015. The increase in net interest income resulted primarily from an increase in the average balance of interest-bearing assets of $259.2 million, or 18.5 percent, to $1.662 billion for the nine months ended September 30, 2016 from $1.403 billion for the nine months ended September 30, 2015, partly offset by a decrease in the average yield on interest-earning assets of 46 basis points, or 9.7 percent, to 4.27 percent for the nine months ended September 30, 2016 from 4.73 percent for the nine months ended September 30, 2015.

Interest income on loans receivable increased by $2.7 million, or 5.4 percent, to $51.9 million for the nine months ended September 30, 2016 from $49.3 million for the nine months ended September 30, 2015. The increase was primarily attributable an increase in the average balance of loans receivable of $101.6 million, or 7.6 percent, to $1.444 billion for the nine months ended September 30, 2016 from $1.342 billion for the nine months ended September 30, 2015 and a decrease in the average yield on loans receivable to 4.80 percent for the nine months ended September 30, 2016 from 4.89 percent for the nine months ended September 30, 2015. The increase in the average balance of loans receivable was in accordance with the Company’s growth strategy, which included the hiring of additional loan production and business development personnel and the opening of five additional branches over the last 18 months. The decrease in average yield on loans reflected the competitive price environment prevalent in the Company’s primary market area on loan facilities, as well as the repricing downward of certain variable rate loans.

Interest income on securities increased by $210,000, or 45.4 percent, to $673,000 for the nine months ended September 30, 2016 from $463,000 for the nine months ended September 30, 2015. This increase was primarily due to an increase in the average balance of securities of $7.0 million, or 35.5 percent, to $26.6 million for the nine months ended September 30, 2016 from $19.6 million for the nine months ended September 30, 2015, and by an increase in the average yield of securities to 3.37 percent for the nine months ended September 30, 2016 from 3.14 percent for the nine months ended September 30, 2015.

Interest income on other interest-earning assets increased by $578,000 to $623,000 for the nine months ended September 30, 2016 from $45,000 for the nine months ended September 30, 2015. This increase was primarily due to an increase in the average balance of other interest-earning assets of $150.6 million to $191.8 million for the nine months ended September 30, 2016 from $41.2 million for the nine months ended September 30, 2015.

Total interest expense increased by $2.6 million, or 26.6 percent, to $12.6 million for the nine months ended September 30, 2016 from $10.0 million for the nine months ended September 30, 2015. The increase resulted primarily from an increase in the average balance of interest-bearing liabilities of $225.5 million, or 19.1 percent to $1.409 billion for the nine months ended September 30, 2016 from $1.183 billion for the nine months ended September 30, 2015, and an increase in the average cost of interest-bearing liabilities of 7 basis points to 1.19 percent for the nine months ended September 30, 2016 from 1.12 percent for the nine months ended September 30, 2015. The average balance of deposits increased $220.3 million, or 22.3 percent, to $1.208 billion for the nine months ended September 30, 2016 from $987.3 million for the nine months ended September 30, 2015, and the average balance of borrowings decreased $5.2 million, or 2.7 percent, to $201.0 million for the nine months ended September 30, 2016 from $195.8 million and for the nine months ended September 30, 2015. The increase in the average balance of interest-bearing liabilities was primarily due to the Bank’s 15-month CD promotion initiated in the second quarter of 2015. The decrease in Federal Home Loan Bank advance borrowings resulted from the scheduled repayments. The increase in the average rate on interest-bearing liabilities was due to competitive forces in attracting new deposits and a change in the mix of funding sources and terms, including interest expense associated with the Bank’s 15-month CD promotion, to support aggressive loan growth, partly offset by a decrease in the average rate of Federal Home Loan Bank advance borrowings, resulting from scheduled repayments of much higher cost funds.

The net interest margin was 3.26 percent for the nine-month period ended September 30, 2016 and 3.79 percent for the nine-month period ended September 30, 2015. The decline in net interest margin was the result of competitive pressures in attracting new loans and deposits, as evidenced by a decline in the average yield on loans and an increase in the average cost of deposits.

The provision for loan losses decreased by $2.0 million to ($75,000) for the nine months ended September 30, 2016 from $1.9 million for the nine months ended September 30, 2015. The negative provision for loan losses in the current period reflects the excess specific provisions previously accrued on certain loans that were settled in the current period.

Total non-interest income decreased by $266,000, or 5.4 percent, to $4.7 million for the nine months ended September 30, 2016 from $5.0 million for the nine months ended September 30, 2015. Gain on sale of loans decreased by $657,000, or 19.7 percent, to $2.7 million for the nine months ended September 30, 2016 compared to $3.3 million for the nine months ended September 30, 2015. Losses on bulk sales of impaired loans held in portfolio were $373,000 for the nine months ended September 30, 2016, with no comparable figure for the nine months ended September 30, 2015. The above decreases in total non-interest income were partly offset by an increase in fees and service charges by $767,000, or 49.4 percent, to $2.3 million for the nine months ended September 30, 2016 from $1.6 million for the nine months ended September 30, 2015.

Total non-interest expense increased by $3.4 million, or 10.4 percent, to $36.2 million for the nine months ended September 30, 2016 from $32.8 million for the nine months ended September 30, 2015. Salaries and employee benefits expense increased by $2.1 million, or 12.8 percent, to $18.9 million for the nine months ended September 30, 2016 from $16.8 million for the nine months ended September 30, 2015. This increase in both salaries and employee benefits was mainly attributable to an increase of 56 full-time equivalent employees, or 17.0 percent, to 386 at September 30, 2016 from 330 at September 30, 2015, which relates to the addition of business development and loan administration employees and the opening of five new branch offices in the last 18 months. Occupancy and equipment expense increased by $425,000, or 7.5 percent, to $6.1 million for the nine months ended September 30, 2016 from $5.7 million for the nine months ended September 30, 2015. The increase in occupancy and equipment expense also related primarily to the opening of the new branch offices. Professional fees increased by $540,000, or 65.3 percent, to $1.4 million for the nine months ended September 30, 2016 as compared to $827,000 for the nine months ended September 30, 2016. The increase in professional fees resulted from a $400,000 reduction in expense in the prior-year period upon the settlement of a litigation issue. Regulatory assessments increased by $271,000, or 31.2 percent, to $1.1 million for the nine months ended September 30, 2016 from $868,000 for the nine months ended September 30, 2015, primarily related to asset growth. Advertising expense increased by $201,000, or 19.4 percent, to $1.2 million for the nine months ended September 30, 2016 from $1.0 million for the nine months ended September 30, 2015, resulting from continued expansion into new market areas. Other non-interest expense increased by $733,000, or 19.2 percent, to $4.5 million for the nine months ended September 30, 2016 from $3.8 million for the nine months ended September 30, 2015. Other non-interest expense consisted of loan expense, business development, office supplies, correspondent bank fees, telephone and communication and other fees and expenses, which all experienced increases as part of the Company’s growth strategy. The above increases in non-interest expense were partly offset by a decrease in data processing expense of $821,000, or 26.7 percent, to $2.3 million for the nine months ended September 30, 2016 as compared to $3.1 million for the nine months ended September 30, 2015. The decrease in data processing expense primarily related to efficiencies achieved with the conversion to a new core system.

Financial Condition

Total assets increased by $60.5 million, or 3.7 percent, to $1.679 billion at September 30, 2016 from $1.618 billion at December 31, 2015. The increase in total assets occurred primarily as a result of an increase in cash and cash equivalents of $5.1 million, an increase in securities available for sale of $43.3 million, and an increase in loans receivable, net of $11.1 million. Management is concentrating on maintaining adequate liquidity in anticipation of funding loans in the loan pipeline as well as seeking opportunities to purchase securities in the secondary market that provide competitive returns in a risk-mitigated environment. It is our intention to grow our assets at a measured pace consistent with our capital levels and as business opportunities permit. Organic growth should occur consistent with our strategic plan under which we anticipate opening additional branch offices in 2016.

Total cash and cash equivalents increased by $5.1 million, or 3.8 percent, to $137.7 million at September 30, 2016 from $132.6 million at December 31, 2015 due to the Company’s strategy to increase our deposit base.

Securities available for sale increased by $43.3 million, or 449.8%, to $52.9 million at September 30, 2016 from $9.6 million at December 31, 2015 as the Company deployed excess cash to improve returns on earning assets and liquidity.

Loans receivable, net increased by $11.1 million, or 0.8 percent, to $1.431 billion at September 30, 2016 from $1.420 billion at December 31, 2015. The increase resulted primarily from increases of $13.5 million in residential real estate loans, 12.4 million in commercial and multi-family loans, and construction loans of $3.7 million. The increase in loans receivable was partly offset by decreases of $15.5 million in commercial business loans, $2.4 million in home equity loans and home equity lines of credit, and $1.6 million in consumer loans. As of September 30, 2016, the allowance for loan losses was $17.6 million, or 90.9 percent, of non-performing loans and 1.21 percent of gross loans.

Deposit liabilities increased by $106.5 million, or 8.4 percent, to $1.380 billion at September 30, 2016 from $1.274 billion at December 31, 2015. The increase resulted primarily from increases of $98.5 million in NOW deposits, $18.1 million in non-interest-bearing deposits, $6.1 million in savings and club deposits, and $44.0 million in money market interest-bearing deposits, partly offset by a decrease of $60.2 million in certificates of deposit. In addition to organic deposit growth resulting from the opening of five additional branches over the last 18 months, the Company has also added listing service certificates of deposit and brokered certificates of deposit to fund loan growth, which totaled $35.5 million and $20.8 million, respectively, at September 30, 2016. The decrease in certificates of deposit related to maturities of a promotional 15-month program from 2015 that were not retained by the Company.

Long-term debt decreased by $45.0 million, or 22.5 percent, to $155.0 million at September 31, 2016 from $200.0 million at December 31, 2016 due to net repayments of outstanding FHLB advances. The purpose of these borrowings reflected the use of long-term Federal Home Loan Bank advances to augment deposits as the Company’s funding source for originating loans and investing in GSE investment securities. The increase in Federal Home Loan Bank advances resulted from the Company’s utilization of medium-term, fixed rate FHLB advances as part of our interest rate risk management strategy. The weighted average interest rate of borrowings was 2.66 percent at September 30, 2016.

Stockholders’ equity decreased by $1.2 million, or 0.9 percent, to $132.3 million at September 30, 2016 from $133.5 million at December 31, 2015. The decrease in stockholders’ equity was primarily attributable to the redemption of $1.7 million in Series A preferred stock, cash dividends paid during the nine-month period totaling $4.5 million on outstanding shares of common stock and $702,000 on outstanding preferred stock, partly offset by net income of $5.5 million.

BCB BANCORP INC. AND SUBSIDIARIES
QUARTERLY FINANCIAL HIGHLIGHTS

	Selected financial condition data at end of quarter
	Q3 2016	Q2 2016	Q1 2016	Q4 2015	Q3 2015

	(In Thousands)
Total assets	$1,678,936	$1,738,343	$1,706,148	$1,618,406	$1,554,855
Cash and cash equivalents	137,707	235,774	210,196	132,635	95,778
Securities available for sale	52,907	18,365	9,639	9,623	9,787
Loans receivable, net	1,431,211	1,424,891	1,429,549	1,420,118	1,396,270
Deposits	1,380,385	1,394,305	1,350,420	1,273,929	1,233,279
Borrowings	155,000	200,000	210,000	204,124	200,000
Stockholders’ equity	132,299	132,306	132,311	133,544	108,201

	Selected operating data by quarter
	Q3 2016	Q2 2016	Q1 2016	Q4 2015	Q3 2015

	(In thousands, except for per share amounts)
Net interest income	$13,597	$13,363	$13,698	$13,681	$13,543
Provision for loan losses	(301)	37	189	360	70
Non-interest income	1,530	1,506	1,654	2,109	1,964
Non-interest expense	12,343	12,166	11,737	13,613	11,692
Income tax expense	1,171	1,085	1,391	796	1,463
Net income	$1,914	$1,581	$2,035	$1,021	$2,282
Net income per share:	$0.15	$0.12	$0.16	$0.07	$0.24
Common Dividends declared per share	$0.14	$0.14	$0.14	$0.14	$0.14

Selected Financial Ratios and Other Data:
Return on average assets	0.11%	0.09%	0.12%	0.06%	0.15%
Return on average stockholder’s equity	1.46%	1.20%	1.54%	0.86%	2.16%
Net interest margin	3.22%	3.19%	3.37%	3.52%	3.65%
Stockholder’s equity to total assets	7.88%	7.61%	7.75%	8.25%	6.96%

BCB Community Bank presently operates 20 full-service offices in Bayonne, Colonia, Edison, Fairfield, Hoboken, Holmdel, Jersey City, Lyndhurst, Lodi, Monroe Township, Rutherford, South Orange and Woodbridge, New Jersey, and two in Staten Island, New York.

Contact

Thomas Keating, Senior Vice President and Chief Financial Officer – 201.823.0700

or

Thomas Coughlin, President and Chief Executive Officer – 201.823.0700

Forward-looking Statements and Associated Risk Factors

This release, like many written and oral communications presented by BCB Bancorp, Inc., and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions.

Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “seek,” “strive,” “try,” or future or conditional verbs such as “could,” “may,” “should,” “will,” “would,” or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results.

There are a number of factors, many of which are beyond our control, that could cause actual conditions, events, or results to differ significantly from those described in our forward-looking statements. These factors include, but are not limited to: general economic conditions and trends, either nationally or in some or all of the areas in which we and our customers conduct our respective businesses; conditions in the securities markets or the banking industry; changes in interest rates, which may affect our net income, prepayment penalties and other future cash flows, or the market value of our assets; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services in the markets we serve; changes in the financial or operating performance of our customers’ businesses; changes in real estate values, which could impact the quality of the assets securing the loans in our portfolio; changes in the quality or composition of our loan or investment portfolios; changes in competitive pressures among financial institutions or from non-financial institutions; changes in our customer base; potential exposure to unknown or contingent liabilities of companies targeted for acquisition; our ability to retain key members of management; our timely development of new lines of business and competitive products or services in a changing environment, and the acceptance of such products or services by our customers; any interruption or breach of security resulting in failures or disruptions in customer account management, general ledger, deposit, loan or other systems; any interruption in customer service due to circumstances beyond our control; the outcome of pending or threatened litigation, or of other matters before regulatory agencies, or of matters resulting from regulatory exams, whether currently existing or commencing in the future; environmental conditions that exist or may exist on properties owned by, leased by, or mortgaged to the Company; changes in estimates of future reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; changes in legislation, regulation, and policies, including, but not limited to, those pertaining to banking, securities, tax, environmental protection, and insurance, and the ability to comply with such changes in a timely manner; changes in accounting principles, policies, practices, or guidelines; operational issues stemming from, and/or capital spending necessitated by, the potential need to adapt to industry changes in information technology systems, on which we are highly dependent; the ability to keep pace with, and implement on a timely basis, technological changes; changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board; war or terrorist activities; and other economic, competitive, governmental, regulatory, and geopolitical factors affecting our operations, pricing and services.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Except as required by applicable law or regulation, the Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

BCB BANCORP INC. AND SUBSIDIARIES
Consolidated Statements of Financial Condition
(In Thousands, Except Share and Per Share Data, Unaudited)

	September 30,	December 31,
	2016	2015

ASSETS
Cash and amounts due from depository institutions	$16,801	$11,808
Interest-earning deposits	120,906	120,827
Total cash and cash equivalents	137,707	132,635

Interest-earning time deposits	980	1,238
Securities available for sale	52,907	9,623
Loans held for sale	1,474	1,983
Loans receivable, net of allowance for loan losses of $17,590 and
$18,042 respectively	1,431,211	1,420,118
Federal Home Loan Bank of New York stock, at cost	8,991	10,711
Premises and equipment, net	17,240	15,727
Accrued interest receivable	5,229	5,595
Other real estate owned	2,967	1,564
Deferred income taxes	8,546	9,881
Other assets	11,684	9,331
Total Assets	$1,678,936	$1,618,406

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Non-interest bearing deposits	$143,093	$130,920
Interest bearing deposits	1,237,292	1,143,009
Total deposits	1,380,385	1,273,929

Borrowed funds	155,000	200,000
Subordinated debentures	4,124	4,124
Other liabilities and accrued interest payable	7,128	6,809
Total Liabilities	1,546,637	1,484,862

STOCKHOLDERS' EQUITY
Preferred stock: $0.01 par value, 10,000,000 shares authorized, issued and outstanding 1,560 shares of series A, B, and C 6% noncumulative perpetual
preferred stock (liquidation value $10,000 per share) at September 30, 2016 and 1,731 at December 31, 2015	-	-
Additional paid-in capital preferred stock	15,464	17,174
Common stock; no par value; 20,000,000 shares authorized, issued 13,783,366 and 13,738,587 at September 30,2016 and December 31, 2015, respectively, outstanding 11,254,103 shares and
11,209,324 shares, respectively	882	879
Additional paid-in capital common stock	119,333	118,803
Retained earnings	27,497	27,382
Accumulated other comprehensive (loss)	(1,781)	(1,598)
Treasury stock, at cost, 2,529,263 shares at September 30, 2016 and December 31, 2015	(29,096)	(29,096)
Total Stockholders' Equity	132,299	133,544

Total Liabilities and Stockholders' Equity	$1,678,936	$1,618,406

BCB BANCORP INC. AND SUBSIDIARIES
Consolidated Statements of Income
(In Thousands, except for per share amounts, Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Interest income:
Loans, including fees	$17,191	$17,033	$51,947	$49,264
Investments, taxable	300	165	673	463
Other interest-earning assets	240	18	623	45
Total interest income	17,731	17,216	53,243	49,772

Interest expense:
Deposits:
Demand	585	245	1,417	644
Savings and club	99	93	281	309
Certificates of deposit	2,077	1,681	6,237	4,184
	2,761	2,019	7,935	5,137
Borrowed money	1,373	1,654	4,650	4,805
Total interest expense	4,134	3,673	12,585	9,942

Net interest income	13,597	13,543	40,658	39,830
Provision for loan losses	(301)	70	(75)	1,920

Net interest income after provision for loan losses	13,898	13,473	40,733	37,910

Non-interest income:
Fees and service charges	873	520	2,320	1,553
Gain on sales of loans	718	1,415	2,671	3,328
Loss on bulk sale of impaired loans held in portfolio	(88)	-	(373)	-
Other	27	29	72	75
Total non-interest income	1,530	1,964	4,690	4,956

Non-interest expense:
Salaries and employee benefits	6,747	5,941	18,931	16,782
Occupancy and equipment	2,192	1,949	6,107	5,682
Data processing and service fees	358	1,013	2,253	3,074
Professional fees	457	421	1,367	827
Director fees	183	181	519	560
Regulatory assessments	429	328	1,139	868
Advertising and promotional	482	359	1,235	1,034
Other real estate owned, net	36	27	146	196
Other	1,459	1,473	4,549	3,816
Total non-interest expense	12,343	11,692	36,246	32,839

Income before income tax provision	3,085	3,745	9,177	10,027
Income tax provision	1,171	1,463	3,647	4,018

Net Income	$1,914	$2,282	$5,530	$6,009
Preferred stock dividends	234	254	702	657
Net Income available to common stockholders	$1,680	$2,028	$4,828	$5,352

Net Income per common share-basic and diluted
Basic	$0.15	$0.24	$0.43	$0.64
Diluted	$0.15	$0.24	$0.43	$0.63

Weighted average number of common shares outstanding
Basic	11,246	8,436	11,230	8,419
Diluted	11,258	8,453	11,236	8,441